Exhibit 99.1

News Release

Contacts:

Scott N. Greenberg	Sharon Esposito-Mayer	Cynthia Peffers
Chief Executive Officer	Chief Financial Officer	Vice President, Communications
(410) 379-3640	(410) 379-3636	(410) 379-3600

GP Strategies Announces Agreement to Acquire Sandy Corporation from ADP

December 26, 2006, Elkridge, MD.  Global performance improvement solutions provider General Physics Corporation (GP), the operating subsidiary of GP Strategies Corporation (NYSE: GPX), announced today that it has entered into an agreement to acquire certain operating assets and business of Sandy Corporation (Sandy), a leader in custom product sales training and part of the ADP Dealer Services division of Automatic Data Processing, Inc. (NYSE:ADP).  Under the terms of the agreement, the anticipated purchase price payable at closing will be approximately $11.7 million, consisting of $6.7 million in cash, and approximately $5.0 million of assumed liabilities to complete contracts.  In addition, GP may be required to pay ADP up to an additional $8.0 million, contingent upon Sandy achieving certain revenue targets (as defined in the agreement) during the two years following completion of the acquisition.  The transaction is expected to close in January 2007.  Closing of the transaction is subject to certain conditions, including the obtaining of certain consents and agreements required by the Company, unless waived by the Company.  There can be no assurances that such conditions will be met or waived, or that closing will occur as expected.

The acquisition of Sandy will enhance GP’s existing service offerings by adding custom product sales training to its offering mix.  Sandy has an exceptional reputation for providing dealership product sales training solutions to manufacturers in the U.S. automotive industry, a market Sandy has served for over 30 years.  GP will support the needs of Sandy’s current customers and intends to support the expansion of Sandy’s solutions offerings worldwide and offer Sandy’s unique innovative solutions to existing clients of GP.  This acquisition is consistent with GP’s strategy of being a full-service provider of custom learning solutions to Fortune 500, government and other commercial industries.

“I am excited about the signing of this definitive agreement,” said Scott N. Greenberg, CEO of GP Strategies.  “Sandy gives the Company a strong custom product sales training capability and, just like our successful Training Business Process Outsourcing initiative, has its roots in the automotive industry.  We hope to strategically expand this business globally and with other GP core clients.  The custom product sales training market has enormous potential for the Company.” In addition, Douglas E. Sharp, President of GP Strategies, said “We are very pleased with Sandy’s strong management team, led by Fred Strickland, who has over 25 years experience in the custom sales training industry.”

Financial Impact

Sandy offers custom sales training and print-based and electronic publications primarily to the automotive industry and generates approximately $60 million of revenue on an annual basis.

The Company anticipates that this acquisition will be accretive to earnings per share in 2007 despite purchase accounting adjustments and the related amortization of intangible assets and transition costs, each of which are expected to increase expenses the first two years following the completion of the acquisition.

The Company intends to pay the $6.7 million cash portion of the purchase price [out of cash on hand.]  It currently has approximately $9.5 million of cash on hand and an unused $25 million credit facility.  In addition, the Company intends to continue with its previously announced share repurchase program, utilizing the approximately $3 million of remaining funds authorized by the Board for share repurchases in the open market.

The Company has scheduled an investor conference call for 10:00 a.m. ET on December 26.  In addition to prepared remarks from management, there will be a question and answer session on the call.  The dial-in number for the live conference call will be 888-633-3324, using conference ID number 5229840.  A telephone replay of the call will also be available beginning at 1:00 p.m. on December 26, until 11:59 p.m. on January 9, 2007.  To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 5229840.

About GP

GP is the principal operating subsidiary of GP Strategies Corporation (NYSE: GPX). GP is a global performance improvement solutions provider of training and e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward looking statements.  Forward—looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results.  We use words such as “expects”, “intends”, “believes”, “may”, “will” and “anticipates” to indicate forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to, those factors set forth under Item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K and those other risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  We caution that these risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the effect, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ from those expressed or implied by these forward-looking statements.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us, whether as a result of new information, future events or otherwise.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report.

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